                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                          Year ended December 31,
                                                            (amounts in thousands, except per share data)
                                                            ---------------------------------------------

                                                              1996             1995             1994
                                                              ----             ----             ----
 PRIMARY
 Average shares outstanding                                   28,016           23,963         25,261

 Net effect of dilutive stock options and warrants (1)            33              807            476

 Assumed conversion of preferred stock                            --               74            624

 Total                                                        28,049           24,844         26,631
                                                            ========         ========         ======
 Net Income                                                 $ 18,139         $ 12,389        $ 7,520
                                                            ========         ========         ======

 Earnings per common and common equivalent share              $ 0.65           $ 0.50        $  0.29
                                                            ========         ========         ======

 FULLY DILUTED

 Average shares outstanding                                   28,016           23,963         25,261
 Net effect of dilutive stock options and warrants (1)            33              807            476

 Assumed conversion of preferred stock                            --               74            624

 Total                                                        28,049           24,844         26,361
                                                            ========         ========         ======

 Net income                                                $  18,139         $ 12,389        $ 7,520
                                                            ========          =======          =====
 Earnings per common and common equivalent share              $ 0.65         $   0.50        $  0.29
                                                            ========         ========         ======


(1) The impact on the computation of per share earnings between using the average market price for the primary computation and the year-end market price (if higher than average market price) for the fully diluted computation is less than 3% of the applicable outstanding shares.